As filed with the Securities and Exchange Commission on October 20, 2000.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERCO

(Exact name of registrant as specified in its charter)

Nevada	88-0106815

(State or other jurisdiction of	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1325 Airmotive Way, Suite 100

Reno, Nevada 89502-3239
(775) 688-6300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary V. Klinefelter, Esq.

Secretary and General Counsel
AMERCO
1325 Airmotive Way, Suite 100
Reno, Nevada 89502-3239
(775) 688-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jon S. Cohen

Michael M. Donahey
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-0001
(602) 382-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  [   ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [   ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   [   ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  [   ]

Calculation of Registration Fee

Title of Class	Amount	Proposed Maximum	Amount of
of Securities	to be	Aggregate	Registration
to be Registered	Registered	Offering Price(1)(2)	Fee(3)

Debt Securities	$200,000,000	$200,000,000	$52,800

(1)	In U.S. dollars or the equivalent thereof in foreign currencies, composite currencies or currency units.

(2)	Exclusive of accrued interest and distributions, if any.

(3)	Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act of 1933.

    Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus relating to the $200,000,000 principal amount of securities registered hereby and $500,000,000 principal amount of securities registered on March 4, 1999 pursuant to Registration Statement No. 333-73357, of which $150,000,000 remains available for issuance thereunder. A filing fee of $139,000 was paid in connection with Registration Statement No. 333-73357, of which $41,700 was attributable to the $150,000,000 in securities that remain subject to such Registration Statement.

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated October 20, 2000

Prospectus

[UHAUL LOGO]

AMERCO

$350,000,000

Debt Securities

AMERCO

1325 Airmotive Way, Suite 100
Reno, Nevada 89502-3239
(775) 688-6300

We are a holding company for U-Haul International, Inc., Republic Western Insurance Company, Oxford Life Insurance Company, and Amerco Real Estate Company. U-Haul comprises greater than 80% of our total revenue and is our most notable business. The trading symbol for our common stock on the NASDAQ is “UHAL.” We do not expect any of these debt securities to officially trade in any public market.

*	We may use this prospectus from time to time to offer unsecured debt securities in one or more series.

*	Specific terms of these debt securities will be set forth in a supplement to this prospectus.

*	The total of all debt securities offered will not exceed $350,000,000.

*	We may sell debt securities directly to purchasers, through underwriters, dealers or agents or through any combination of these methods.

This investment involves a high degree of risk. Before making an investment in our debt securities, you should carefully consider certain risks described in “Risk Factors” on page 7.

This prospectus may not be used to consummate a sale of debt securities unless accompanied by a prospectus supplement applicable to such debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

October    , 2000

You should not rely on any information you receive that is not either contained in, or referred to in, this prospectus or any prospectus supplement. Neither AMERCO nor any underwriter, dealer or agent has authorized anyone to provide you with any other information. This prospectus does not constitute an offer for any securities other than those specifically referred to in this document. We are not making an offer of these securities in any state where the offer is not permitted. There is no implication that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may, over the next two years, use the registration statement and the shelf process to sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $350,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” in making your investment decision.

For more detail, you should read the exhibits filed with our registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or the underwriters sell all of the securities that we have registered.

*	Annual Report on Form 10-K for the fiscal year ended March 31, 2000; and

*	Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

AMERCO — Investor Relations

1325 Airmotive Way, Suite 100
Reno, Nevada 89502-3239
telephone: (775) 688-6300

Additionally, our summary quarterly financial reports can be found on our home page on the Internet at: http://www.uhaul.com. Such information, however, will not be deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement including any pricing supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE OF CAUTION REGARDING

FORWARD-LOOKING STATEMENTS

Certain statements in (a) this prospectus under the caption “Risk Factors,” (b) any applicable prospectus or pricing supplement and (c) the documents incorporated by reference into this prospectus may constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements are based on our management’s beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

*	Fluctuations in our costs to maintain and update our fleet and facilities;

*	Changes in government regulations, particularly environmental regulations;

*	Changes in demand for our products;

*	Changes in the general domestic economy;

*	Degree and nature of our competition; and

*	Other factors described in this prospectus, any prospectus supplement or pricing supplement or the documents we file with the SEC and incorporate by reference into this prospectus.

When used in our documents or oral presentations, the words “anticipate,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

ABOUT AMERCO

General Information

AMERCO owns all of the stock of our principal subsidiary, U-Haul International, Inc. U-Haul rental operations represented over 80% of our total revenue for each of the past five (5) fiscal years ended March 31, 2000. We also own all the stock of Republic Western Insurance Company, Oxford Life Insurance Company, and Amerco Real Estate Company. Throughout this prospectus, unless otherwise indicated, AMERCO and references to “we,” “our,” “ours” and “us” includes all of our subsidiaries. Our principal executive offices are located at 1325 Airmotive Way, Suite 100, Reno, Nevada 89502, and our telephone number is (775) 688-6300.

U-HAUL OPERATIONS

*          U-Move Operations

Founded in 1945, U-Haul is primarily engaged, through its subsidiaries, in the rental of trucks, automobile-type trailers, and support rental items to the do-it-yourself moving customer. Our do-it-yourself moving business operates under the U-Haul name through an extensive and geographically diverse distribution network of approximately 1,200 company-owned U-Haul centers and approximately 15,000 independent dealers throughout the United States and Canada. We believe that we have more moving equipment rental locations than our two largest competitors combined. The U-Haul rental equipment fleet consists of approximately 100,900 trucks, approximately 83,900 trailers, and approximately 21,300 tow dollies. Additionally, U-Haul sells related products (such as boxes, tape, and packaging materials) and rents various kinds of equipment (such as floor polishing and carpet cleaning equipment).

*          Self-Storage Rental Operations

U-Haul entered the self-storage business in 1974 and offers for rent more than 30.8 million square feet of self-storage space through over 1,000 company-owned or managed storage locations. We believe we are the second largest self-storage operator (in terms of square feet) in the industry. We believe our self-storage operations are complementary to the do-it-yourself moving business. All of our self-storage space is located at or near one or more U-Haul centers or independent U-Haul dealers.

INSURANCE OPERATIONS

*          Republic Western

Republic Western originates and reinsures property and casualty type insurance products for independent third parties, U-Haul customers, and U-Haul. Republic Western’s principal strategy is to capitalize on its knowledge of insurance products aimed at the moving and rental markets. Approximately 21.0% of Republic Western’s written premiums relate to insurance underwriting activities involving AMERCO’s affiliates. Approximately 89.0% of Republic Western’s invested assets are in investment grade (NAIC-2 or greater) fixed income securities. Republic Western is rated “A-VIII” by A.M. Best.

*	Oxford

Oxford primarily reinsures life, health, and annuity insurance products and administers our self-insured employee health plan. Approximately 2.8% of Oxford’s premium revenues are from business with AMERCO’s affiliates. Approximately 88.7% of Oxford’s invested assets are in investment grade (NAIC-2 or greater) fixed income securities. Oxford is rated “A- - VII” by A.M. Best.

REAL ESTATE OPERATIONS

*          Amerco Real Estate

Amerco Real Estate owns or actively manages over 1,200 properties throughout the United States and Canada. In addition to its U-Haul operations, Amerco Real Estate actively seeks to lease or dispose of our surplus properties.

The following chart represents the corporate structure of the major operating subsidiaries of AMERCO:

[Corporate Structure Flow Chart of Amerco]

THE OFFERING

We may offer and sell from time to time, in one or more series, unsecured debt securities, which may consist of notes, debentures or other evidences of indebtedness.

The total initial offering prices of the debt securities we may offer and sell pursuant to this prospectus and supplements to it will not be greater than $350,000,000 (or the equivalent amount in a foreign currency or currency unit at the time of sale). We will offer these securities in amounts, at prices and on terms that we determine in light of market conditions at the time of sale and specify in a prospectus supplement or pricing supplement.

RISK FACTORS

*	We operate in a highly competitive industry, which could adversely affect our operations.

The truck rental industry is highly competitive and includes a number of significant national and hundreds of regional and local competitors. Competition is generally based on price, product quality, convenience, availability, brand name recognition and service. Competition could adversely affect our operating results by forcing us to reduce prices or delay price increases.

*          Control of the Company remains in the hands of a small contingent.

Edward J. Shoen, Chairman of the Board and President of AMERCO, James P. Shoen, Vice President and a Director of AMERCO, and Mark V. Shoen, President of U-Haul Phoenix Operations collectively own 9,060,326 shares (approximately 40.4%) of the outstanding common stock of AMERCO. Accordingly, Edward J. Shoen, Mark V. Shoen, and James P. Shoen will be in a position to continue to influence the election of the members of the Board of Directors and decisions requiring stockholder approval. In addition, 2,664,194 shares (approximately 11.9%), including shares allocated to employees and unallocated shares, are held by our Employee Savings and Employee Stock Ownership Trust.

*	Our operations subject us to numerous environmental regulations and the possibility that environmental liability in the future could adversely affect our operations.

Compliance with environmental requirements of federal, state and local governments significantly affects our business. Among other things, these requirements regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. Under environmental laws, we can be held strictly liable for hazardous substances that are found on real property we have owned or operated. We are aware of issues regarding hazardous substances on some of our real estate and we have put in place a remedial plan at each site where we believe such a plan is necessary. We regularly make capital and operating expenditures to stay in compliance with environmental laws. In particular, we have managed a testing and removal program since 1988 for our underground storage tanks. Under this program, we have removed over 3,000 tanks at a total cost of $41.0 million since April 1988. As of June 30, 2000, we have seven known sites containing nine known underground storage tanks. Despite these compliance efforts, risk of environmental liability is part of the nature of our business. For example, a subsidiary of AMERCO owns property located within two different state hazardous substance sites in the State of Washington. The subsidiary has been named a “potentially liable party” under state law with respect to this state. Future environmental liabilities, including compliance and remediation costs, could have a material adverse effect on our business. For more information regarding environmental matters that affect our business, see “Item 1. Business — Moving and Storage Operations — Environmental Matters” in our Annual Report on Form 10-K.

USE OF PROCEEDS

The use of proceeds from the sale of the debt securities will be set forth in a prospectus supplement or pricing supplement relating to each offering of debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax earnings from operations plus total fixed charges excluding interest capitalized during the period. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt expense and discounts, and one-third of the our annual rental expense (which we believe is a reasonable approximation of the interest factor of these rentals). The ratio for the three months ended on June 30, 2000 may be different from the ratio for fiscal 2000 because, among other reasons, U-Haul rental operations are seasonal and proportionally more of our earnings are generated in the first and second quarters of each fiscal year.

	THREE
	MONTHS
	ENDED
	JUNE 30,	FISCAL YEAR ENDED MARCH 31,

	2000	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges	2.60	1.79	1.84	1.66	1.74	2.02

For more information on our ratio of earnings to fixed charges, see Exhibit 12 to the registration statement and the section called “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

The following is a description of certain general terms of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities we may offer (the “offered securities”) will be described in the prospectus supplement and pricing supplement, if applicable, relating to such offered securities.

The offered securities are to be issued in one or more series under an indenture (the “Indenture”), between us and The Bank of New York, as Trustee. The Indenture is an exhibit to the registration statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture. Because this is a summary, it does not contain all the information that may be important to you. You should read the Indenture in its entirety, including the definitions of certain terms, the prospectus supplement and any pricing supplement before you make any investment decision.

Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indenture are capitalized herein.

GENERAL

The debt securities will be unsecured obligations. The Indenture does not limit the amount of offered securities that may be issued and provides that the offered securities may be issued from time to time in one or more series. All offered securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened under the Indenture, without the consent of any holder, for issuances of additional offered securities of such series. The offered securities will rank pari passu with all of our other unsecured and unsubordinated indebtedness.

We refer you to the prospectus supplement and pricing supplement relating to the offered securities for the following terms, where applicable, of the offered securities:

*	the title of the offered securities;

*	any limit on the aggregate principal amount of the offered securities;

*	the ranking of such offered securities;

*	the person to whom any interest on any offered security will be payable, if other than the person in whose name such offered security is registered at the close of business on the regular record date for such interest;

*	the date or dates on which the offered securities will mature;

*	the rate or rates (which may be fixed, floating or adjustable) at which the offered securities will bear interest, if any, and the date or dates from which such interest will accrue;

*	the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

*	the place or places where the principal of (and premium, if any) and interest on the offered securities will be payable, where any offered securities may be surrendered for registration of transfer or exchange and where notices to or demand upon us may be delivered;

*	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the offered securities may be redeemed in whole or in part, at our option;

*	the mandatory or optional redemption provisions applicable to the offered securities;

*	the obligation, if any, of us to redeem or purchase such offered securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such offered securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

*	the denominations in which such offered securities will be issuable, if other than denominations of $1,000 and any integral multiples thereof;

*	the portion of the principal amount of the offered securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

*	any additional restrictive covenants under the Indenture;

*	our right to defease the offered securities or certain restrictive covenants and certain Events of Default under the Indenture;

*	the currency or currencies in which payment of principal and premium, if any, and interest on the offered securities will be payable, if other than United States dollars;

*	if the principal of and premium, if any, or interest, if any, on such offered securities is to be payable, at our election or a holder thereof, in a currency or currencies other than that in which such offered securities are stated to be payable, the currency or currencies in which payment of the principal of and premium, if any, or interest, if any, on such offered securities as to which such election is made will be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

*	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the offered securities;

*	if the offered securities will be issuable only in the form of a global note as described under “Book-Entry Securities,” DTC or its nominee with respect to the offered securities, and the circumstances under which the global note may be registered for transfer or exchange in the name of a person other than DTC or its nominee;

*	any additional Events of Default under the Indenture; and

*	any other terms of the offered securities.

If the principal of and premium, if any, or any interest on offered securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such offered securities and such currency will be described in the prospectus supplement or pricing supplement relating thereto.

Unless otherwise indicated in the prospectus supplement or pricing supplement relating to offered securities, principal of and premium, if any, and interest, if any, on the offered securities will be payable, and the offered securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at 101 Barclay Street, Floor 21 West, New York, New York, 10286, provided that, at our option, payment of interest may be made by:

*	wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the Trustee from any holder of offered securities;

*	any similar manner that such holder may designate in writing to the Trustee; or

*	by check mailed to the address of the person entitled thereto as it appears in the security register.

Any payment of principal and premium, if any, and interest, if any, required to be made on an interest payment date, redemption date, or at maturity that is not a business day need not be made on such day, but may be made on the next succeeding business day with the same force and effect as if made on the interest payment date, redemption date, or at maturity, as the case may be, and no interest shall accrue for the period from and after such interest payment date, redemption date, or maturity.

Unless otherwise indicated in the prospectus supplement or pricing supplement relating to offered securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of offered securities, but we may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

Offered securities may be issued under the Indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under United States treasury regulations, it is possible that offered securities that are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) and to “investment units” will be described in the prospectus supplement relating thereto. An “original issue discount security” means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

BOOK-ENTRY SYSTEM

The debt securities will be represented by one or more permanent global notes deposited with, or on behalf of, The Depository Trust Company, as depository under the Indenture (“DTC”), and registered in the name of DTC’s nominee. Except as set forth below:

*	owners of beneficial interests in a global note will not be entitled to have debt securities represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the Indenture; and

*	each global note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Accordingly, beneficial interests in the debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. The laws of some states require certain purchasers of securities to take physical delivery thereof in definitive form. The depository arrangements described above and such laws may impair the ability to own or transfer beneficial interests in a global note.

Owners of beneficial interests in any global note will not be entitled to receive debt securities in definitive form and will not be considered holders of debt securities unless:

*	DTC notifies us that it is unwilling or unable to continue as depository for such global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

*	We execute and deliver to the Trustee a company order that such global note shall be so exchangeable; or

*	there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the debt securities.

In such circumstances, upon surrender by DTC or a successor depository of any global note, debt securities in definitive form will be issued to each person that DTC or a successor depository identifies as the beneficial owner of the related debt securities. Upon such issuance, the Trustee is required to register such debt securities in the name of, and cause such debt securities to be delivered to, such person or persons (or nominees thereof). Such debt securities would be issued in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof.

The following is based on information furnished by DTC:

*	In the event that DTC acts as securities depository for any debt securities, such debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered debt security certificate will be issued with respect to each $200 million of principal amount of the debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

*	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

*	Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each Debt Security (“Beneficial Owner”) is in turn recorded on the Direct and Indirect Participants’ records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the limited circumstances described above.

*	To facilitate subsequent transfers, the debt securities are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Participants

remain responsible for keeping account of their holdings on behalf of their customers.

*	Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

*	Redemption notices must be sent to Cede & Co. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

*	Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy (an “Omnibus Proxy”) to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

*	Payments of principal of and any premium and interest on the debt securities will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the payment date in accordance with their respective holdings as shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, any paying agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and interest to DTC will be our responsibility or the responsibility of the applicable paying agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

*	DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the applicable paying agent. Under such circumstances, in the event that a successor securities depository is not appointed, debt securities in certificated form are required to be prepared and delivered as described above.

*	We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources (including DTC) that we believe to be reliable. However, neither we nor any underwriter or agent take any responsibility for its accuracy.

Neither we nor any underwriter or agent, the Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

COVENANTS

The Indenture contains several restrictive covenants. The Indenture does not contain:

*	any restrictions on us paying dividends or making other distributions on any of our capital stock or purchasing or redeeming any of our capital stock;

*	any restrictions on us incurring, assuming or becoming liable upon Senior Indebtedness or any other type of debt securities or other obligations;

*	any restrictions on us creating liens on our property for any purpose; or

*	any requirement on us adhering to any financial ratios or specified levels of net worth or liquidity.

Any additional restrictive covenants relating to any series of debt securities will be described in the prospectus supplement or pricing supplement relating to such series. If any such covenants are described, the prospectus supplement or pricing supplement will also state whether the “covenant defeasance” provisions described below will apply.

*	Corporate Existence

We will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and material rights (charter and statutory) and material franchises; provided, however, that we will not be required to preserve any such right or franchise if our Board of Directors determines that the preservation of such rights and franchises is no longer desirable in the conduct of our business and our consolidated subsidiaries considered as a whole, and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

*	Consolidation, Merger, and Sale of Assets

Without the consent of any holders of outstanding debt securities, we may consolidate or merge with or into, or transfer or lease our assets as an entirety to, any corporation, provided that (i) the corporation (if other than AMERCO) formed by such consolidation or into which we are merged or that acquires or leases our assets substantially as an entirety is a corporation, partnership or trust, is organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the debt securities and under the Indenture, (ii) after giving effect to such transaction no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing (provided that a transaction will only be deemed to be in violation of this condition (ii) as to any series of debt securities as to which such Event of Default or such event shall have occurred and be continuing), and (iii) certain other conditions are met.

EVENTS OF DEFAULT

The following are Events of Default under the Indenture with respect to debt securities of any series issued thereunder:

*	failure to pay principal of or premium, if any, on any debt security of that series when due;

*	failure to pay any interest on any debt security of that series when due, continued for 30 days;

*	(i) the failure by us or any of our subsidiaries to pay indebtedness for money borrowed (including debt securities of other series) in an aggregate principal amount exceeding $10,000,000 at the later of final maturity or upon the expiration of any applicable period of grace with respect to such principal amount or (ii) acceleration of the maturity of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $10,000,000, if such failure to pay or acceleration is not discharged or such acceleration is not annulled within 15 days after due notice;

*	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

*	failure to perform any of our covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice as provided in such Indenture;

*	certain events in bankruptcy, insolvency or reorganization; and

*	any other Event of Default provided with respect to debt securities of that series.

If an Event of Default relating to bankruptcy, insolvency or reorganization occurs and is continuing with respect to a series of debt securities, then the principal amount of the outstanding debt securities shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. If any other Event of Default occurs and is continuing with respect to outstanding debt securities of any series, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice to us (and to the Trustee if given by the holders). At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” below.

We refer to the prospectus supplement relating to each series of offered securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an Event of Default.

The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during any default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

We will furnish to the Trustee annually a certificate as to compliance by us with all terms, provisions and conditions of the Indenture.

DEFEASANCE

The prospectus supplement or pricing supplement will state if any additional defeasance provision will apply to the offered securities.

Defeasance and Discharge

The Indenture provides that, if applicable, we will be discharged from any and all obligations in respect of the debt securities of any series issued (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost, or mutilated debt securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of that series on the stated maturity of such payments in accordance with the terms of the Indenture and the debt securities of such series. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (who may be an employee of or counsel for AMERCO) to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in the applicable United States federal income tax law to the effect that holders of the debt securities of that series will not recognize income, gain, or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance, and discharge had not occurred. However, the Statement of Financial Accounting Standards No. 125 “Accounting for Transfers and Services of Financial Assets and Extinguishments of Liabilities” as issued by the Financial Accounting Standard’s Board will generally not permit the in-substance defeasance of debt as described above.

Defeasance of Certain Covenants and Certain Events of Default

The Indenture provides that we may omit to comply with the covenants described under “Covenants,” and that may be described in a prospectus supplement or pricing supplement, and that violations of such covenants will not be deemed to be an Event of Default under the Indenture to the extent that the conditions described herein are met. The Indenture also provides with respect to the offered securities of any series issued thereunder, to the extent provided for in the prospectus supplement, that we may omit to comply with certain restrictive covenants provided for in this prospectus or the prospectus supplement and, to the extent provided in the prospectus supplement, that violations of certain restrictive covenants provided for in the prospectus supplement shall not be deemed to be an Event of Default under the Indenture and the debt securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and the debt securities of such series. Our obligations under the Indenture and the debt securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (who may be an employee of or counsel for AMERCO) to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

In the event we exercise our option to omit compliance with certain covenants of the Indenture with respect to the offered securities of any series as described above issued thereunder and the offered securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default due to certain events in bankruptcy, insolvency, or reorganization described under “Events of Default,” the amount of money and U.S. Government obligations on deposit with the Trustee will be sufficient to pay amounts due on the offered securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the offered securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

MODIFICATION AND WAIVER

Both we and the Trustee may make modifications and amendments to the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

*	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

*	reduce the principal amount of, or the premium, if any, or interest, if any, on any debt security or any premium payable upon the redemption thereof;

*	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

*	adversely affect the rights of such holder under any mandatory redemption or repurchase provision or any right or redemption or repurchase at the option of such holder;

*	change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

*	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

*	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest on any debt security of that series or in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“consolidated subsidiary” means any subsidiary of a person or of any consolidated subsidiary which is consolidated with such person for financial reporting purposes in accordance with United States generally accepted accounting principles.

“indebtedness for money borrowed,” when used with respect to us or any of our subsidiaries, means any obligation of, or any obligation guaranteed by, us or any of our subsidiaries for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, us for the payment of the purchase price of property or assets.

“subsidiary” means a person more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries, or by such person and one or more other subsidiaries of such person.

CONCERNING THE TRUSTEE

We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business.

GOVERNING LAW

The Indenture and the offered securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the offered securities:

*	through agents;

*	through underwriters or dealers;

*	directly to one or more purchasers; or

*	through some combination of these methods.

Agents

The offered securities may be sold through agents we designate. Except as otherwise set forth in a prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

Underwriters

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the offered securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered securities of the series offered if any of the offered securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Dealers

If dealers are used in the sale, we will sell the offered securities to the dealers, as principal. The dealers may then resell the offered securities to the public at varying prices to be determined by them at the time of sale.

Direct Sales

We may also directly sell the offered securities. In this case, no underwriters, dealers or agents would be involved.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us or commissions from purchasers of the offered securities may be treated as underwriting discounts, concessions or commissions under the Securities Act. Any underwriter, dealer or agent will be identified and their compensation described in the applicable prospectus or pricing supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters, dealers or agents may be required to make.

Certain of the underwriters or agents and their affiliates may be customers of, engage in transactions with and perform investment banking, commercial banking and other financial services for us and our affiliates in the ordinary course of business.

Each series of offered securities will be a new issue with no established trading market. We do not intend to list any of the offered securities on a national securities exchange or quotation system. It is possible that one or more underwriters or broker-dealers may make a market in the offered securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give you no assurance as to the existence or liquidity of a trading market for any of the offered securities.

In connection with an offering of our offered securities, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or slowing a decline in the market price of the offered securities; and syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of offered securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell offered securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be effected on any securities exchange on which the offered securities may be listed, in the over-the-counter market or otherwise.

LEGAL OPINIONS

Our counsel, Lionel, Sawyer & Collins, Las Vegas, Nevada, will issue a legal opinion about the validity of the offered securities. Counsel named in the applicable prospectus supplement will advise the underwriters.

EXPERTS

Our consolidated financial statements as of March 31, 2000 and 1999 and for each of the fiscal years in the three-year period ended March 31, 2000, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended March 31, 2000 have been so incorporated by reference herein and in the registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, and given on the authority of said firm as experts in auditing and accounting.

$350,000,000

AMERCO

[UHAUL LOGO]

DEBT SECURITIES

PROSPECTUS

Dated October          , 2000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$52,800

Printing and Engraving Expenses	40,000	*

Legal Fees and Expenses	60,000	*

Accounting Fees and Expenses	40,000	*

Other Expenses	1,000	*

Total Expenses	$193,800	*

*	Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada General Corporation Law requires AMERCO to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. AMERCO’s Restated Articles of Incorporation eliminate personal liability of directors and officers, to AMERCO or its stockholders, for damages for breach of their fiduciary duties as directors or officers, except for liability (i) for acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law, or (ii) for the unlawful payment of dividends. In addition, AMERCO’s Bylaws provide that AMERCO shall indemnify, to the fullest extent authorized or permitted by law, any person made, or threatened to be made, a defendant in any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she was a director or officer of AMERCO. AMERCO has also executed Indemnification Agreements that provide that certain of AMERCO’s directors and officers shall be indemnified and held harmless by AMERCO to the fullest extent permitted by applicable law or the Restated Articles of incorporation or Bylaws of AMERCO. AMERCO has established a trust fund with Harris Trust and Savings Bank as Trustee in order to fund its obligations under the Indemnification Agreements. AMERCO has agreed to maintain a minimum balance in the trust fund of $1,000,000. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer’s or director’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER	EXHIBIT

1	Form of Underwriting or Distribution Agreement for Debt Securities*
4.1	Senior Indenture between AMERCO and The Bank of New York, dated April 1, 1999(1)
4.2	Supplemental Indenture between AMERCO and The Bank of New York*
5	Opinion of Lionel, Sawyer & Collins
12	Statement re Computation of Ratios
23.1	Consent of Independent Accountants
23.2	Consent of Lionel, Sawyer & Collins (included in Exhibit 5)
24	Power of Attorney (included on signature page of Registration Statement)
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture(2)

*	To be filed by means of Form 8-K.

(1)	Incorporated by reference to AMERCO’s Current Report on Form 8-K filed on April 4, 1999

(2)	Incorporated by reference to AMERCO’s Registration Statement on Form S-3, Registration No. 333-73357

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each such filing of the registrant’s annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 20th day of October, 2000.

AMERCO

By:	/s/ EDWARD J. SHOEN

Edward J. Shoen
Chairman of the Board and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Edward J. Shoen, as attorney-in-fact, to sign in his name and behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Name and Signature	Title	Date

/s/ EDWARD J. SHOEN Edward J. Shoen	Chairman of the Board and President (principal executive officer)	October 20, 2000
/s/ GARY B. HORTON Gary B. Horton	Treasurer (principal financial and accounting officer)	October 20, 2000
/s/ JAMES P. SHOEN James P. Shoen	Director	October 20, 2000
/s/ WILLIAM E. CARTY William E. Carty	Director	October 20, 2000
/s/ JOHN M. DODDS John M. Dodds	Director	October 20, 2000
/s/ CHARLES J. BAYER Charles J. Bayer	Director	October 20, 2000
/s/ RICHARD J. HERRERA Richard J. Herrera	Director	October 20, 2000
/s/ JOHN P. BROGAN John P. Brogan	Director	October 20, 2000
/s/ JAMES J. GROGAN James J. Grogan	Director	October 20, 2000

EXHIBIT INDEX

EXHIBIT
NUMBER	EXHIBIT

1	Form of Underwriting or Distribution Agreement for Debt Securities*
4.1	Senior Indenture between AMERCO and The Bank of New York, dated April 1, 1999(1)
4.2	Supplemental Indenture between AMERCO and The Bank of New York*
5	Opinion of Lionel, Sawyer & Collins
12	Statement re Computation of Ratios
23.1	Consent of Independent Accountants
23.2	Consent of Lionel, Sawyer & Collins (included in Exhibit 5)
24	Power of Attorney (included on signature page of Registration Statement)
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture(2)

*	To be filed by means of Form 8-K.

(1)	Incorporated by reference to AMERCO’s Current Report on Form 8-K filed on April 4, 1999

(2)	Incorporated by reference to AMERCO’s Registration Statement on Form S-3, Registration No. 333-73357